UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 30, 2008
Tesoro Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-3473 (Commission File Number)	95-0862768 (IRS Employer Identification No.)

300 Concord Plaza Drive San Antonio, Texas (Address of principal executive offices)		78216-6999 (Zip Code)
(210) 828-8484
(Registrant’s telephone number,
including area code)

Not Applicable
(Former name or former address, if
changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Tesoro Corporation (or the “Company”) previously reported that the terms of the 2008 incentive compensation program (the “2008 Program”) for named executive officers would be disclosed, as an amendment to the Current Report on Form 8-K dated January 30, 2008, upon approval by the Compensation Committee of the Board of Directors. On February 28, 2008 the Compensation Committee approved the 2008 Program covering Tesoro’s named executive officers and certain other officers of the Company (“Participants”). Except as noted otherwise, the 2008 Program covers a one-year performance period ending December 31, 2008. The Company’s 2008 earnings before interest and financing costs, interest income and other, income taxes, and depreciation and amortization (“EBITDA”) must meet a threshold level of $1 billion or greater before any percentage of the 2008 Program is funded. If the EBITDA performance threshold is achieved, cash bonuses will be distributed to Participants based on the following performance metrics: (i) total shareholder return relative to Tesoro’s peer group (Valero Energy Corporation and Sunoco, Inc.) on a cumulative two-year basis measured at the end of 2008 with no bonuses paid for this portion of the 2008 Program if total shareholder return is negative for the two-year period; (ii) a combination of a corporate-wide and business unit scorecards containing quantitative measurements of safety, capital management, expense control, and cash improvement initiatives among others; and (iii) a discretionary evaluation by the Board of Directors of a Participant’s individual performance.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 4, 2008

TESORO CORPORATION
By:	/s/ OTTO C. SCHWETHELM
Otto C. Schwethelm
Vice President, Chief Financial Officer

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